Exhibit 99.1

McDermott Reports Fourth Quarter and Full Year 2017 Financial and Operational Results

Exceptional Order Intake of $2.2B in the Fourth Quarter Results in Backlog of $3.9B Coupled with Significant Increase in Revenue Opportunity Pipeline

One McDermott Way Drives Continued Excellent Operational Performance Leading to Over 60% Adjusted Operating Income Increase for the Full Year 2017

2017 Strategic Initiatives Position McDermott for Growth

Strong Balance Sheet with Cash of $408M and Low Net Debt

2018 Guidance Reflects Continued Strength of Our Business Ahead of Proposed Combination with CB&I

Company to Host Conference Call and Webcast Today at 7:30 a.m., Central Time

HOUSTON – February 21, 2018 – McDermott International, Inc. (NYSE: MDR) (“McDermott,” the “Company,” “we” or “us”) today announced financial and operational results for the fourth quarter and full year ended December 31, 2017.

	Three Months Ended		Delta	Full Year Ended		Delta
	Dec 31, 2017	Dec 31, 2016	Yr-over-Yr	Dec 31, 2017	Dec 31, 2016	Yr-over-Yr
	(In millions, except per share amounts)
Revenues	$718.1	$641.8	$76.3	$2,984.8	$2,636.0	$348.8
Operating Income	53.9	6.3	47.6	324.2	142.3	181.9
Operating Margin	7.5%	1.0%	6.5%	10.9%	5.4%	5.5%
Net Income	25.5	(0.5)	26.0	178.5	34.1	144.4
Diluted EPS	0.09	(0.00)	0.09	0.63	0.12	0.51
Adjusted Operating Income[1]	57.7	12.3	45.4	327.9	203.1	124.8
Adjusted Operating Margin[1]	8.0%	1.9%	6.1%	11.0%	7.7%	3.3%
Adjusted Net Income[1,2]	29.2	5.6	23.6	182.3	89.4	92.9
Adjusted Diluted EPS[1,2]	0.10	0.02	0.08	0.64	0.31	0.33

Cash Provided by Operating Activities	0.3	52.6	(52.3)	135.8	178.2	(42.4)

[1]	Adjusted Operating Income and Adjusted Margin include the following adjustments to Operating Income computed in accordance with U.S. generally accepted accounting principles (“GAAP”):

•	$8.9 million of transaction-related costs associated with the proposed combination with Chicago Bridge & Iron Company N.V. (“CB&I”) during the fourth quarter and year ended December 31, 2017.

•	$5.2 million and $5.4 million gain from year-end mark-to-market (“MTM”) pension adjustments for the quarters and years ended December 31, 2017 and 2016, respectively.

•	$0.6 million and $11.3 million of restructuring charges during the fourth quarter and year ended December 31, 2016, respectively.

•	$10.9 million and $55.0 million of impairment charges during the fourth quarter and year ended December 31, 2016, respectively.

Adjusted Net Income includes the above adjustments and, for the year ended December 31, 2016, a $5.0 million gain resulting from the exit of our joint venture investment in THHE Fabricators Sdn. Bhd., a subsidiary of TH Heavy Engineering Berhad. The calculations of total and per share Adjusted Net Income and Adjusted Operating Income and margins are shown in the appendix entitled “Reconciliation of Non-GAAP to GAAP Financial Measures.” The appendix also includes additional information related to the adjustments mentioned above.

[2]	The calculations of Adjusted Net Income and Adjusted Diluted EPS reflect the tax effects of Non-GAAP adjustments during each applicable period. For the Non-GAAP adjusting items in jurisdictions where taxes are paid, the tax impacts on those adjustments are computed, individually, using the statutory tax rate in effect in each applicable tax jurisdiction. In jurisdictions in where we currently do not pay taxes, no tax impact is applied to Non-GAAP adjusting items.

“I am extremely pleased to announce an exceptional set of financial results to close out 2017, which reflect a strategically and operationally successful year for McDermott and its employees,” said David Dickson, President and Chief Executive Officer of McDermott. “During the fourth quarter, we announced our transformational combination with CB&I. We continue to work through the integration planning and approvals phase, and were pleased to receive early termination of the Hart-Scott-Rodino waiting period. Between now and closing, which is expected in the second quarter of 2018, we remain focused on the fundamentals of McDermott’s business, including maintaining consistent operational performance and our strong customer relationships.”

“Our One McDermott Way drove solid operational performance, change orders and closeouts during 2017, which contributed to strong profitability evidenced by a more than 60% improvement in Adjusted Operating Income compared to 2016. In 2017, we made great progress in each of our Areas through the signing of two Memoranda of Understanding with Saudi Aramco, several important awards and record levels of utilization in the Middle East; excellent operational performance in Asia bringing the Inpex Ichthys project to near completion as well as an award from Reliance Industries; and strong performance in our Altamira yard on the Pemex Abkatun and BP Angelin projects, along with recent reentry into the North Sea through the Maersk Tyra award in the Americas, Europe and Africa Area. Also during the year, we made the strategic acquisition and subsequent sale leaseback of the Amazon vessel, increased our level of FEED work substantially, enhanced our focus on technology through the announcement and planning of the Digital Twin, and maintained a low net debt position despite the high levels of activity during year.”

Dickson concluded, “Our strong order intake in the fourth quarter gave McDermott a solid backlog heading into a new year, and we have continued the momentum with our recent announcement of the 13 Jackets Award from Saudi Aramco in the first quarter of 2018. Finally, as safety is always an important part of our culture, I am proud to announce that McDermott recently achieved greater than 75 million man-hours lost time incident (“LTI”) free as a company.”

Fourth Quarter 2017 Operating Results

Fourth quarter 2017 earnings attributable to McDermott stockholders, computed in accordance with GAAP, were $25.5 million, or $0.09 per fully diluted share, compared to a net loss of $0.5 million, or $0.00 per fully diluted share, for the prior-year fourth quarter. We generated fourth quarter 2017 adjusted net income of $29.2 million, or $0.10 per adjusted fully diluted share, excluding transaction-related costs of $8.9 million and a year-end non-cash MTM pension gain of $5.2 million. For the prior-year fourth quarter, we reported adjusted net income of $5.6 million, or $0.02 per fully diluted share, excluding restructuring charges of $0.6 million, an impairment loss of $10.9 million and a year-end non-cash MTM pension gain of $5.4 million.

We reported fourth quarter 2017 revenues of $718.1 million, an increase of $76.3 million, compared to revenues of $641.8 million for the prior-year fourth quarter. The key projects driving revenue for the fourth quarter of 2017 were the Saudi Aramco LTA II Lump Sum, Saudi Aramco Marjan power system replacement, Inpex Ichthys and Saudi Aramco Safaniya Phase 5 projects. The increase from the prior-year fourth quarter was primarily due to an increase in Middle East activity, partially offset by a decrease in activity on the Inpex Ichthys project, which is now substantially complete.

Our operating income and operating margin for the fourth quarter of 2017 were $53.9 million and 7.5%, compared to $6.3 million and 1.0% for the fourth quarter of 2016. Our adjusted operating income and adjusted operating margin for the fourth quarter of 2017 were $57.7 million and 8.0%, excluding the transaction-related costs and MTM pension adjustment mentioned above. For the prior-year fourth quarter, we reported adjusted operating income and adjusted operating margin of $12.3 million and 1.9%, excluding the restructuring charges and impairment mentioned above. Operating income for the fourth quarter of 2017 was primarily driven by fabrication and marine activity on the Saudi Aramco LTA II Lump Sum project, marine activity on the Saudi Aramco Marjan power system replacement project and progress on the Inpex Ichthys project.

Cash provided by operating activities in the fourth quarter of 2017 was $0.3 million, a decrease compared to the $52.6 million of cash provided in the fourth quarter of 2016. The decrease was primarily driven by working capital build on projects with national oil companies, partially offset by the impact of our improved operating results.

Full Year 2017 Operating Results

Earnings attributable to McDermott stockholders, computed in accordance with GAAP, for the full year of 2017 were $178.5 million, or $0.63 per fully diluted share, compared to earnings of $34.1 million, or $0.12 per fully diluted share, for 2016. For 2017, adjusted net income was $182.3 million, or $0.64 per adjusted fully diluted share, excluding transaction-related costs of $8.9 million and a year-end non-cash MTM pension gain of $5.2 million. For the full year of 2016, we reported adjusted net income of $89.4 million, or $0.31 per fully diluted share, excluding restructuring charges of $11.3 million, impairment charges of $55.0 million, a gain of $5.0 million on the exit of the joint venture with THHE and year-end non-cash MTM pension gain of $5.4 million.

Revenues for the full year of 2017 were $2,984.8 million, an increase of $348.8 million, compared to revenues of $2,636.0 million for 2016. The key projects driving revenue for the full year of 2017 were the Saudi Aramco LTA II Lump Sum, Saudi Aramco Marjan power system replacement, Inpex Ichthys, ONGC Vashishta and Pemex Abkatun projects. The increase from the prior year was primarily due to increased activity in the Middle East, which was partially offset by lower activity in the Americas, Europe and Africa and Asia.

Our operating income and operating margin for the full year of 2017 were $324.2 million and 10.9%, compared to $142.3 million and 5.4% for 2016. Our adjusted operating income and adjusted operating margin for the full year of 2017 were $327.9 million and 11.0%, excluding the transaction-related costs and MTM pension adjustment mentioned above. For 2016, we reported adjusted operating income and adjusted operating margin of $203.1 million and 7.7%, excluding the restructuring charges, impairment and MTM pension adjustment mentioned above. Operating income for 2017 was primarily driven by activity on the Saudi Aramco LTA II Lump Sum project and Marjan power system replacement projects and progress on the Inpex Ichthys project.

Cash provided by operating activities for the full year of 2017 was $135.8 million, a decrease compared to the $178.2 million of cash provided in 2016. The decrease was primarily driven by working capital build on projects with national oil companies, partially offset by the impact of our improved operating results. We reported cash, restricted cash and cash equivalents of $408.2 million as of December 31, 2017, contributing to a low net debt position at year-end.

Operational Review

Revenue Pipeline 5 Quarter Look-Back	As of
	Dec 31, 2016	Mar 31, 2017	June 30, 2017	Sept 30, 2017	Dec 31, 2017
	(In billions)
Backlog	$4.3	$3.9	$3.3	$2.4	$3.9
Bids & Change Orders Outstanding[1]	2.2	3.1	1.4	5.4	4.4
Targets[2]	14.4	12.6	15.4	12.6	16.2

Total	20.9	19.6	20.1	20.4	24.5

Revenue Pipeline by Area	As of Dec 31, 2017
	AEA	MEA	ASA	Total
	(In billions)
Backlog	$1.2	$2.2	$0.5	$3.9
Bids & Change Orders Outstanding[1]	2.5	0.9	1.0	4.4
Targets[2]	4.0	8.3	3.9	16.2

Total	7.7	11.4	5.4	24.5

[1]	There is no assurance that bids outstanding will be awarded to McDermott or that outstanding change orders ultimately will be approved and paid by the applicable customers in the full amounts requested or at all.
[2]	Target projects are those that McDermott has identified as anticipated to be awarded by customers or prospective customers in the next five quarters through competitive bidding processes and capable of being performed by McDermott. There is no assurance that target projects will be awarded to McDermott.

As of December 31, 2017, the Company’s backlog was $3.9 billion, compared to $2.4 billion at September 30, 2017. Of the December 31, 2017 backlog, 87% was related to offshore operations and 13% was related to subsea operations. Order intake in the fourth quarter of 2017 totaled $2,191.6 million, resulting in a book-to-bill ratio of 3.1x.

At December 31, 2017, there were bids and change orders outstanding and identified target projects of approximately $4.4 billion and $16.2 billion, respectively, in the revenue opportunity pipeline that we expect will be awarded in the market through March 31, 2019. In total, the revenue opportunity pipeline, including the Company’s backlog, was $24.5 billion as of December 31, 2017, an approximately 20% increase from $20.4 billion as of September 30, 2017 and $20.9 billion as of December 31, 2016, with the growth mainly attributable to expected activity in our Middle East and Asia Areas.

Operating Results by Area

	Three Months Ended Dec 31, 2017									Full Year Ended Dec 31, 2017
	Segment Operating Results						Corporate and Other[1]	Total		Segment Operating Results						Corporate and Other[1]	Total
	AEA		MEA		ASA					AEA		MEA		ASA
	(In millions)									(In millions)
New Orders	$735.4		$1,166.4		$289.8		$—	$2,191.6		$898.7		$1,296.7		$369.0		$—	$2,564.4
Revenue	115.6		517.2		85.3		—	718.1		246.3		2,120.2		618.3		—	2,984.8
Book-to-Bill	6.4	x	2.3	x	3.4	x	—	3.1	x	3.6	x	0.6	x	0.6	x	—	0.9	x
Operating Income	2.1		102.7		20.7		(71.6)	53.9		(16.2)		448.2		107.1		(214.9)	324.2
Operating Margin	1.8%		19.9%		24.3%		—	7.5%		-6.6%		21.1%		17.3%		—	10.9%
Adjusted Operating Income[2]	2.1		102.7		20.7		(67.9)	57.7		(16.2)		448.2		107.1		(211.2)	327.9
Adjusted Operating Margin[2]	1.8%		19.9%		24.3%		—	8.0%		-6.6%		21.1%		17.3%		—	11.0%
Capex	2.3		12.0		1.3		6.1	21.7		23.0		30.5		8.8		56.5	118.8

[1]	Corporate and Other includes corporate expenses, certain centrally managed initiatives (such as restructuring charges), impairments, year-end mark-to-market (“MTM”) pension actuarial gains and losses, costs not attributable to a particular reportable segment and unallocated direct operating expenses associated with the underutilization of vessels, fabrication facilities and engineering resources.
[2]	The calculation of adjusted operating income and margin are shown in the appendix entitled “Reconciliation of Non-GAAP to GAAP Financial Measures.” All non-GAAP adjustments are attributable to the our Corporate and Other reporting unit.

In the Americas, Europe and Africa (“AEA”) Area, the Pemex Abkatun project continues to progress on schedule with the installation of all decks and all major equipment now on location for installation, which is expected in the first quarter of 2018. Spool fabrication is 75% completed. Spool installation and cable pulling are ongoing, with the offshore installation campaign for the main jacket, four tripods and two bridges scheduled to commence in the second quarter of 2018. Installation of the main platform will follow. The BP Angelin project continues to progress with the jacket and topside fabrication nearing completion and the commencement of onshore commissioning activities at the Altamira yard. All four decks have been stacked, with spool installation and cable pulling in process. The project is progressing toward the planned loadout, and the offshore installation campaign is expected to commence in the second quarter of 2018. The QGEP Atlanta Project is progressing, with the NO 102 expected to arrive in early 2018 to commence loadout and installation of the umbilical scope and the pickup and transfer of all the flexible flowlines to the floating production, storage and offloading unit.

The Middle East (“MEA”) Area finished the year with peak levels of fabrication activity and utilization of marine assets while maintaining a high standard of quality, productivity and safety. Fabrication on the Saudi Aramco LTA II Lump Sum, Header 9 and BRRI Platform projects is near completion and the 9 Jackets project has been completed. The Marjan power system replacement project is progressing well with completion expected in the second quarter of 2018. Engineering, fabrication and procurement activities on the Safaniya Phase 5 project are progressing well. Five of the structures on the 4 Jackets and 3 Observation Platforms project have been installed and the two remaining jackets and the observation platforms are expected to be installed in the first quarter of 2018. The final pipeline tie-in and pre-commissioning has been completed on the KJO Hout project. During the fourth quarter of 2017, we were awarded Phase 6 of the upgrade of the Safaniya field, a major award that consists of demolition and replacement of nine offshore platforms and the associated pipelines and cables. We were also awarded the Bul Hanine EPCI project by Qatar Petroleum during the quarter with early engineering and procurement work commencing on both projects. The Area finished the year with an exceptional QHSES performance, achieving more than 76 million man hours Lost Time Incident (“LTI”) free.

In the Asia (“ASA”) Area, the INPEX Ichthys project continued to progress to near completion with the LV 108 completing the offshore scope in late December 2017. A few small, additional scopes of jumper installations are planned for execution in 2018 and 2019, at which point the project will conclude. In India, the ONGC Vashishta project has progressed, with trenching and the installation of steel tube flying leads offshore. Our consortium partner, Larsen & Toubro, has commenced fabrication of the remaining subsea jumper spools, which are expected to be installed offshore early in the first quarter. The Greater Western Flank Phase II project continues to progress on schedule, with the completion of the double joint welding of heavy wall corrosion resistant alloy pipe at our purpose-built facility within our Batam fabrication yard. Double jointing of the lightwall pipe for the project has progressed and is on track to be complete in the first quarter of 2018. The consortium with Baker Hughes, a GE Company, completed the POSCO Daewoo Corporation Shwe Phase 2 FEED project and delivered on schedule at the end of December 2017. Also during the fourth quarter of 2017, the Asia Area was awarded the Reliance KG-D6 Engineering, Procurement, Installation and Pre-commissioning project. The project set-up has begun and is progressing on schedule.

In the fourth quarter of 2017, Corporate and Other costs were mainly attributable to selling, general and administrative expenses of $26.1 million, unallocated direct operating expenses of $34.5 million, research and development expenses of $2.0 million and transaction-related costs of $8.9 million associated with the proposed combination with CB&I. Unallocated direct operating expenses were primarily driven by lower utilization of our Batam fabrication yard and certain marine vessels.

Full Year 2018 Guidance

Full Year 2018 Guidance
(In millions, except per share amounts or as indicated)
Revenues		$3.1B - 3.3B
Operating Income		$250 - 275
Operating Margin		7.9% - 8.3%
Net Income[1]		$120 - 145
Diluted Income Per Share		$0.42 - 0.52

Debt Measures
Net Interest Expense[2]	~$	50
Cash Interest / DIC Amortization Interest	~$	43 / ~$7
Ending Cash, Restricted Cash and Cash Equivalents		$580 - 605
Ending Gross Debt[3]	~$	515

Other Financial Measures
Income Tax Expense	~$	70
EBITDA[4]		$340 - 365
Cash from Operating Activities		$310 - 335
Capex		$100 - 115
Free Cash Flow		$195 - 235
Corporate and Other[5]		$(180) - (195)

~ = approximately

[1]	McDermott’s forecasted net income attributable to McDermott does not include any amount representing 2018 year-end pension actuarial gain or loss, because the company has no basis to estimate pension actuarial gain or loss amounts for the forecast period and cannot estimate such amount without unreasonable effort.
[2]	Net Interest Expense is gross interest expense less capitalized interest and interest income.
[3]	Ending Gross Debt excludes debt issuance costs and capital lease obligations.
[4]	The calculations of EBITDA and Free Cash Flow, which are Non-GAAP measures, are shown in the appendix entitled “Reconciliation of Forecast Non-GAAP Financial Measures to Forecast GAAP Financial Measures.”
[5]	Corporate and Other represents the operating income (loss) from corporate and non-operating activities, including corporate expenses, certain centrally managed initiatives (such as restructuring charges), impairments, year-end mark-to-market (“MTM”) pension actuarial gains and losses, costs not attributable to a particular reporting segment, and unallocated direct operating expenses associated with the underutilization of vessels, fabrication facilities and engineering resources.

This guidance was initially issued on January 24, 2018, and we are reaffirming it at this time. We anticipate somewhat higher revenues in 2018, with earnings metrics slightly lower than in 2017. The anticipated decrease in earnings metrics is due to changes in our project mix, sequencing of projects and compressed project margins that have resulted from the challenged macro cycle that has impacted our industry for the last few years.

Demonstrating our cost culture, during the fourth quarter of 2017, we initiated Fit 2 Grow (“F2G”), a value improvement program to further reduce our costs and sustain profitability and growth. In 2018, we expect to realize in excess of $50 million of cash savings before restructuring charges, which we expect to be approximately $3 million. Approximately 90% of the forecasted savings are expected to be related to reductions in operating expenses, including outsourcing certain services and asset-based savings. These estimated savings are taken into consideration in our 2018 guidance.

This guidance also takes into consideration McDermott’s adoption, as of January 1, 2018, of ASU 2014-09, Revenue from Contracts with Customers (ASC 606), and the Company’s assessment of the impact of the policy change on its future Consolidated Financial Statements. The adoption will result in the following changes to McDermott’s revenue recognition policy:

•	McDermott will measure transfer of control utilizing an input method to measure progress for individual contracts or combinations of contracts based on the total cost of materials, labor, equipment and vessel operating costs and other costs incurred as applicable to each contract (often referred to as the “Full Cost” method). Prior to the adoption of the new standard, certain costs, such as significant costs for materials and third-party subcontractors, were excluded from the cost-to-cost method of measuring progress for revenue recognition (which the Company has historically referred to as the “Partial Cost” method), which resulted in the recognition of an asset related to cost incurred in excess of cost recognized.

•	Variable consideration, including change orders, claims, bonus, incentive fees and liquidated damages or penalties will be included in the estimated contract revenues at the most likely amount to which McDermott expects to be entitled. The Company includes variable consideration in the estimated transaction price to the extent it is probable that a significant reversal of cumulative revenues recognized will not occur or when the uncertainty associated with the variable consideration is resolved. Prior to the adoption of the new standard, in certain circumstances estimated contract revenues was limited to amounts equal to costs expected to be incurred.

McDermott adopted the new standard on January 1, 2018, retrospectively with the cumulative effect of initially applying the guidance recognized at the date of initial application (“modified retrospective application”), with no restatement of the comparative periods presented and a cumulative effect adjustment to retained earnings as of the date of adoption. This cumulative adjustment will result in a reduction of reported backlog for the year ended December 31, 2017 of approximately $205 million to $220 million. Further disclosure and detail on the impact of adoption is provided in our 2017 Annual Report on Form 10-K.

Other Financial Information

Weighted average common shares outstanding on a fully diluted basis were approximately 286.6 million and 241.3 million for the three months ended December 31, 2017 and 2016, respectively, and 285.6 million and 284.2 million for the years ended December 31, 2017 and 2016, respectively. Additional weighted average shares of 9.6 million related to the Tangible Equity Units (“TEUs”), which are no longer outstanding, as well as other potentially dilutive shares, were included for the year ended December 31, 2017, and 40.6 million and 40.8 million weighted average shares related to the TEUs, as well as other potentially dilutive shares, were included for the quarter and year ended December 31, 2016, respectively.

Conference Call

McDermott has scheduled a conference call and webcast related to its fourth quarter and full year 2017 results at 7:30 a.m., U.S. Central Time, today. Interested parties may listen over the Internet through a link posted in the Investor Relations section of McDermott’s website. A replay of the webcast will be available for seven days after the call and may be accessed by dialing (855) 859-2056, Passcode 4894008. In addition, a presentation will be available on the Investor Relations section of McDermott’s website that contains supplemental information on McDermott’s financial results, operations and 2018 Guidance.

About the Company

McDermott is a leading provider of integrated engineering, procurement, construction and installation (“EPCI”), front-end engineering and design (“FEED”) and module fabrication services for upstream field developments worldwide. McDermott delivers fixed and floating production facilities, pipelines, installations and subsea systems from concept to commissioning for complex Offshore and Subsea oil and gas projects to help oil companies safely produce and transport hydrocarbons. Our customers include national and major energy companies. Operating in approximately 20 countries across the world, our locally focused and globally integrated resources include approximately 11,800 employees, a diversified fleet of specialty marine construction vessels, fabrication facilities and engineering offices. We are renowned for our extensive knowledge and experience, technological advancements, performance records, superior safety and commitment to deliver. McDermott has served the energy industry since 1923, and shares of its common stock are listed on the New York Stock Exchange.

To learn more, please visit our website at www.mcdermott.com

Non-GAAP Measures

This press release includes several “non-GAAP” financial measures as defined under Regulation G of the U.S. Securities Exchange Act of 1934, as amended. We report our financial results in accordance with GAAP, but believe that certain non-GAAP financial measures provide useful supplemental information to investors regarding the underlying business trends and performance of our ongoing operations and are useful for period-over-period comparisons of those operations.

Non-GAAP measures include the total and diluted per share amounts of adjusted net income attributable to McDermott and adjusted operating income and operating income margin for McDermott, in each case excluding the impacts of certain identified items. The excluded items represent items that our management does not consider to be representative of our normal operations. We believe that total and diluted per share adjusted net income and adjusted operating income and operating margin are useful measures for investors to review, because they provide a consistent measure of the underlying financial results of our ongoing business and, in our management’s view, allow for a supplemental comparison against historical results and expectations for future performance. Furthermore, our management uses adjusted net income and adjusted operating income as measures of the performance of our operations for budgeting and forecasting, as well as employee incentive compensation. However, Non-GAAP measures should not be considered as substitutes for operating income, net income or other data prepared and reported in accordance with GAAP and should be viewed in addition to our reported results prepared in accordance with GAAP.

The forecast non-GAAP measures we have presented in this press release include forecast free cash flow, adjusted free cash flow and EBITDA, in each case excluding the impacts of certain identified items. We believe these forward-looking financial measures are within reasonable measure. We define “free cash flow” as cash flows from operations less capital expenditures. We believe investors consider free cash flow as an important measure, because it generally represents funds available to pursue opportunities that may enhance stockholder value, such as making acquisitions or other investments. Our management uses free cash flow for that reason. We define EBITDA as net income plus depreciation and amortization, interest expense, net, and provision for income taxes. We have included EBITDA disclosures in this press release because EBITDA is widely used by investors for valuation and comparing our financial performance with the performance of other companies in our industry. Our management also uses EBITDA to monitor and compare the financial performance of our operations. EBITDA does not give effect to the cash that we must use to service our debt or pay our income taxes, and thus does reflect the funds actually available for capital expenditures, dividends or various other purposes. Our presentations of free cash flow and EBITDA may not be comparable to similarly titled measures in other companies’ reports. You should not consider free cash flow and EBITDA in isolation from, or as a substitute for, net income or cash flow measures prepared in accordance with U.S. GAAP.

Reconciliations of these non-GAAP financial measures and forecast non-GAAP financial measures to the most comparable GAAP measures are provided in the tables set forth at the end of this press release.

Forward-Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, McDermott cautions that statements in this press release which are forward-looking, and provide other than historical information, involve risks, contingencies and uncertainties that may impact McDermott’s actual results of operations. These forward-looking statements include, among other things, statements about backlog, bids and change orders outstanding, target projects and revenue pipeline, to the extent these may be viewed as indicators of future revenues or profitability, the expected scope, execution and timing of activities associated with the projects discussed and McDermott’s earnings and other guidance for 2018 and expectations related to the guidance. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct. Those statements are made by using various underlying assumptions and are subject to numerous risks, contingencies and uncertainties, including, among others: adverse changes in the markets in which we operate or credit markets, our inability to execute on contracts in backlog successfully, changes in project design or schedules, the availability of qualified personnel, changes in the terms, scope or timing of contracts, contract cancellations, change orders and other modifications and actions by our customers and other business counterparties, changes in industry norms and adverse outcomes in legal or other dispute resolution proceedings. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. You should not place undue reliance on forward looking statements. For a more complete discussion of these and other risk factors, please see McDermott’s annual and quarterly filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2017. This press release reflects management’s views as of the date hereof. Except to the extent required by applicable law, McDermott undertakes no obligation to update or revise any forward-looking statement.

Additional Information and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any proxy, vote or approval with respect to the proposed transaction or otherwise, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. In connection with the proposed transactions, on January 24, 2018, McDermott International, Inc. (“McDermott”) filed a Registration Statement on Form S-4 with the SEC, that included (1) a joint proxy statement of McDermott and Chicago Bridge & Iron Company N.V. (“CB&I”), which also constitutes a prospectus of McDermott and (2) an offering prospectus of McDermott Technology, B.V. to be used in connection with McDermott Technology, B.V.’s offer to acquire CB&I shares. After the registration statement is declared effective by the SEC, McDermott and CB&I intend to mail a definitive joint proxy statement/prospectus to stockholders of McDermott and shareholders of CB&I. Additionally, McDermott Technology, B.V. intends to file a Tender Offer Statement on Schedule TO-T (the “Schedule TO”) with the SEC and soon thereafter CB&I intends to file a Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) with respect to the exchange offer. The exchange offer for the outstanding common stock of CB&I referred to in this document has not yet commenced. The solicitation and offer to purchase shares of CB&I’s common stock will only be made pursuant to the

Schedule TO and related offer to purchase. This material is not a substitute for the joint proxy statement/prospectus, the Schedule TO, the Schedule 14D-9 or the Registration Statement or for any other document that McDermott or CB&I may file with the SEC and send to McDermott’s and/or CB&I’s shareholders in connection with the proposed transactions. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION OR DECISION WITH RESPECT TO THE EXCHANGE OFFER, WE URGE INVESTORS OF CB&I AND MCDERMOTT TO READ THE REGISTRATION STATEMENT, JOINT PROXY STATEMENT/PROSPECTUS, SCHEDULE TO (INCLUDING AN OFFER TO PURCHASE, RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND OTHER RELEVANT DOCUMENTS FILED BY MCDERMOTT AND CB&I WITH THE SEC CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MCDERMOTT, CB&I AND THE PROPOSED TRANSACTIONS.

Investors will be able to obtain free copies of the Registration Statement, joint proxy statement/prospectus, Schedule TO and Schedule 14D-9, as each may be amended from time to time, and other relevant documents filed by McDermott and CB&I with the SEC (when they become available) at http://www.sec.gov, the SEC’s website, or free of charge from McDermott’s website (http://www.mcdermott.com) under the tab, “Investors” and under the heading “Financial Information” or by contacting McDermott’s Investor Relations Department at (281) 870-5147. These documents are also available free of charge from CB&I’s website (http://www.cbi.com) under the tab “Investors” and under the heading “SEC Filings” or by contacting CB&I’s Investor Relations Department at (832) 513-1068.

Participants in Proxy Solicitation

McDermott, CB&I and their respective directors and certain of their executive officers and employees may be deemed, under SEC rules, to be participants in the solicitation of proxies from McDermott’s and CB&I’s shareholders in connection with the proposed transactions. Information regarding the officers and directors of McDermott is included in its definitive proxy statement for its 2017 annual meeting filed with SEC on March 24, 2017. Information regarding the officers and directors of CB&I is included in its definitive proxy statement for its 2017 annual meeting filed with the SEC on March 24, 2017. Additional information regarding the persons who may be deemed participants and their interests will be set forth in the Registration Statement and joint proxy statement/prospectus and other materials when they are filed with SEC in connection with the proposed transactions. Free copies of these documents may be obtained as described in the paragraphs above.

CONTACT:

Investors & Financial Media

Ty Lawrence

Vice President, Investor Relations

281.870.5147

TPLawrence@mcdermott.com

McDERMOTT INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2017	2016	2015
	(In thousands, except share and per share amounts)
Revenues	2,984,768	$2,635,983	$3,070,275

Costs and Expenses:
Cost of operations	2,449,443	2,249,270	2,690,560
Research and development expenses	4,946	346	724
Selling, general and administrative expenses	198,973	178,752	217,239
Other operating (income) expenses, net	7,204	65,362	49,070

Total costs and expenses	2,660,566	2,493,730	2,957,593

Operating income	324,202	142,253	112,682

Other expense:
Interest expense, net	(62,974)	(58,871)	(50,058)
Other non-operating income (expense), net	(1,069)	(1,067)	1,986

Total other expense, net	(64,043)	(59,938)	(48,072)

Income before provision for income taxes	260,159	82,315	64,610

Provision for income taxes	68,716	41,926	51,963

Income before loss from Investments in Unconsolidated Affiliates	191,443	40,389	12,647

Loss from Investments in Unconsolidated Affiliates	(14,228)	(4,090)	(21,486)

Net income (loss)	177,215	36,299	(8,839)

Less: Net income (loss) attributable to noncontrolling interest	(1,331)	2,182	9,144

Net income (loss) attributable to McDermott International, Inc.	178,546	$34,117	$(17,983)

Net income (loss) per share attributable to McDermott International, Inc.:
Basic	$0.65	$0.14	$(0.08)
Diluted	$0.63	$0.12	$(0.08)

Shares used in the computation of net income (loss) per share:
Basic	273,337,931	240,359,363	238,240,763
Diluted	285,634,757	284,184,239	238,240,763

McDERMOTT INTERNATIONAL, INC.

EARNINGS PER SHARE COMPUTATION

	Three Months Ended Dec 31,		Full Year Ended Dec 31,
	2017	2016	2017	2016
	(In thousands, except share and per share amounts)
Net income attributable to McDermott International, Inc.	$25,516	$(476)	$178,546	$34,117
Weighted average common shares (basic)	284,019,072	241,258,644	273,337,931	240,359,363
Effect of dilutive securities:
Tangible equity units	—	—	9,594,183	40,824,938
Stock options, restricted stock and restricted stock units	2,566,084	—	2,702,643	2,999,938

Adjusted weighted average common shares and assumed exercises of stock options and vesting of stock awards (diluted)	286,585,156	241,258,644	285,634,757	284,184,239

Net income attributable to McDermott International, Inc.
Basic:	$0.09	$(0.00)	$0.65	$0.14
Diluted:	$0.09	$(0.00)	$0.63	$0.12

SUPPLEMENTARY DATA

	Three Months Ended Dec 31,		Full Year Ended Dec 31,
	2017	2016	2017	2016
	(In thousands)		(In thousands)
Depreciation & amortization	$22,670	$25,922	$100,702	$102,677
Capital expenditures	21,705	30,686	118,811	228,079
Backlog	3,901,443	4,321,851	3,901,443	4,321,851

McDERMOTT INTERNATIONAL, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2017	2016
	(In thousands, except share and per share amounts)
Assets
Current assets:
Cash and cash equivalents	$390,263	$595,921
Restricted cash and cash equivalents	17,929	16,412
Accounts receivable—trade, net	328,302	334,384
Accounts receivable—other	40,730	36,929
Contracts in progress	621,411	319,138
Other current assets	35,615	29,599

Total current assets	1,434,250	1,332,383

Property, plant and equipment	2,651,087	2,586,179
Less accumulated depreciation	(985,273)	(898,878)

Property, plant and equipment, net	1,665,814	1,687,301
Accounts receivable—long-term retainages	39,253	127,193
Investments in Unconsolidated Affiliates	7,501	17,023
Deferred income taxes	17,616	21,116
Other assets	58,386	37,214

Total assets	$3,222,820	$3,222,230

Liabilities and Equity
Current liabilities:
Notes payable and current maturities of long-term debt	$24,264	$48,125
Accounts payable	279,109	173,203
Accrued liabilities	336,747	277,584
Advance billings on contracts	32,252	192,486
Income taxes payable	34,562	17,945

Total current liabilities	706,934	709,343
Long-term debt	512,713	704,395
Self-insurance	16,097	16,980
Pension liabilities	14,400	19,471
Non-current income taxes	62,881	60,870
Other liabilities	121,018	115,703
Commitments and contingencies
Stockholders’ equity:
Common stock, par value $1.00 per share, authorized 400,000,000 shares; issued 292,525,841 and 249,690,281 shares, respectively	292,526	249,690
Capital in excess of par value	1,663,091	1,695,119
Accumulated deficit	(48,221)	(226,767)
Accumulated other comprehensive loss	(50,448)	(66,895)
Treasury stock, at cost: 8,499,021 and 8,302,004 shares, respectively	(96,282)	(94,957)

Stockholders’ Equity—McDermott International, Inc.	1,760,666	1,556,190
Noncontrolling interest	28,111	39,278

Total equity	1,788,777	1,595,468

Total liabilities and equity	$3,222,820	$3,222,230

McDERMOTT INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2017	2016	2015
	(In thousands)
Cash flows from operating activities:
Net income (loss)	$177,215	$36,299	$(8,839)
Non-cash items included in net income (loss):
Depreciation and amortization	100,702	102,677	118,281
Impairment loss	754	54,958	6,808
Stock-based compensation charges	22,965	22,680	16,593
Loss from investments in Unconsolidated Affiliates	14,228	4,090	21,486
Pension (gain) expense	(4,542)	(3,228)	19,821
Debt issuance cost amortization	13,264	13,141	12,767
Other non-cash items	654	(16,280)	19,948
Changes in operating assets and liabilities that provided (used) cash:
Accounts receivable	90,802	(89,776)	(82,697)
Contracts in progress, net of Advance billings on contracts	(449,841)	144,412	(113,338)
Accounts payable	105,383	(101,845)	78,646
Accrued and other current liabilities	60,908	(37,064)	(33,969)
Other assets and liabilities, net	3,312	48,115	(235)

Total cash provided by operating activities	135,804	178,179	55,272

Cash flows from investing activities:
Purchases of property, plant and equipment	(118,811)	(228,079)	(102,851)
Proceeds from asset dispositions	56,371	2,366	10,724
Investments in Unconsolidated Affiliates	(2,769)	(5,093)	(7,038)
Other investing activities	—	—	3,593

Total cash used in investing activities	(65,209)	(230,806)	(95,572)

Cash flows from financing activities:
Repayment of debt	(234,799)	(103,020)	(26,938)
Payment of debt issuance cost	(21,250)	(8,730)	(170)
Acquisition of Noncontrolling interest	(10,652)	—	(24)
Repurchase of common stock	(7,204)	(4,022)	(1,038)
Dividends paid to Noncontrolling interest	(902)	—	—

Total cash used in financing activities	(274,807)	(115,772)	(28,170)

Effects of exchange rate changes on cash, cash equivalents and restricted cash	71	(913)	(2,779)

Net decrease in cash, cash equivalents and restricted cash	(204,141)	(169,312)	(71,249)

Cash, cash equivalents and restricted cash at beginning of period	612,333	781,645	852,894

Cash, cash equivalents and restricted cash at end of period	$408,192	$612,333	$781,645

Supplemental Cash Flow Information:
Cash paid during the period for:
Income taxes, net of refunds	$44,821	$37,710	$40,560
Cash paid for interest, net of amounts capitalized	49,636	46,693	40,690
Supplemental Disclosure of Noncash Investing Activities:
Non-cash purchase (sale) of investments in unconsolidated affiliates	—	(12,377)	2,396
Supplemental Disclosure of Noncash Financing Activities:
Vendor equipment financing	15,686	—	—
Note payable in connection with noncontrolling interest distribution	(5,000)	5,000	—
Non-cash acquisition of noncontrolling interest	—	17,779	—

McDERMOTT INTERNATIONAL, INC.

RECONCILIATION OF NON-GAAP TO GAAP FINANCIAL MEASURES

McDermott reports its financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). This press release also includes several Non-GAAP financial measures as defined under the SEC’s Regulation G. The following tables reconcile Non-GAAP financial measures to comparable GAAP financial measures:

	Three Months Ended		Full Year Ended
	Dec 31, 2017	Dec 31, 2016	Dec 31, 2017	Dec 31, 2016
	(In thousands, except share and per share amounts)
GAAP Net Income Attributable to MDR	$25,516	$(476)	$178,546	$34,117

Less: Adjustments
Restructuring charges[1]	—	576	—	11,263
Impairment loss[2]	—	10,889	—	54,958
Gain on JV exit[3]	—	—	—	(5,003)
Transaction-related costs[4]	8,923	—	8,923	—
Non-cash actuarial loss (gain) on benefit plans[5]	(5,197)	(5,391)	(5,197)	(5,391)

Total Non-GAAP Adjustments	3,726	6,074	3,726	55,827
Tax Effect of Non-GAAP Changes[6]	—	(10)	—	(536)

Total Non-GAAP Adjustments (After Tax)	3,726	6,064	3,726	55,291

Non-GAAP Adjusted Net Income Attributable to McDermott	$29,242	$5,588	$182,272	$89,408

GAAP Operating Income	$53,946	$6,217	$324,202	$142,253
Non-GAAP Adjustments[7]	3,726	6,074	3,726	60,830

Non-GAAP Adjusted Operating Income	$57,672	$12,291	$327,928	$203,083

Non-GAAP Adjusted Operating Margin	8.0%	1.9%	11.0%	7.7%

GAAP Diluted EPS	$0.09	$(0.00)	$0.63	$0.12
Non-GAAP Adjustments	0.01	0.02	0.01	0.19

Non-GAAP Diluted EPS	$0.10	$0.02	$0.64	$0.31

Shares used in computation of income per share:
Basic	284,019,072	241,258,644	273,337,931	240,359,363
Diluted	286,585,156	285,563,031	285,634,757	284,184,239

Cash flows from operating activities	$302	$52,580	$135,804	$178,179
Capital expenditures	(21,705)	(30,686)	(118,811)	(228,079)

Free cash flow	$(21,403)	$21,894	$16,993	$(49,900)

GAAP Revenue	$718,133	$641,781	$2,984,768	$2,635,983

[1]	Restructuring charges were primarily associated with personnel reductions, facility closures, consultant fees, lease terminations and asset impairments.
[2]	We recognized $10.9 million and $55.0 million of impairment charges during the quarter and year ended December 31, 2016, related to certain marine assets, including $32.3 million of impairment related to our Agile vessel following the customer’s termination of the vessel’s charter in May 2016.

[3]	We recognized a $5.0 million gain resulting from the exit from our joint venture investment in THHE Fabricators Sdn. Bhd. (“THF”), a subsidiary of TH Heavy Engineering Berhad (“THHE”), in the third quarter of 2016.
[4]	We recognized $8.9 million in transaction-related costs in the fourth quarter 2017 associated with the proposed combination with CB&I, which we announced on December 18, 2017.
[5]	Our Non-GAAP measures exclude 100% of pension actuarial loss (gain) included in our Consolidated Financial Statements. These adjustments are recorded in selling, general and administrative expenses in the fourth quarter of each respective year in accordance with our pension accounting policy. Actuarial gains and losses are primarily driven by changes in the actuarial assumptions, discount rates and actual return on pension assets. The $5.2 million mark-to-market (“MTM”) gain recorded in 2017 was comprised of a $28.7 million gain on our pension plan assets and $23.5 million of lower actuarial pension liabilities. The $28.7 million of MTM adjustment is the difference between $21.0 million of expected return on pension plan assets recognized during 2017 and a $49.7 million actual gain on plan assets as of December 31, 2017. The $5.4 million 2016 MTM adjustment was comprised of a $4.5 million gain on our pension plan assets and $0.9 million of lower actuarial pension liabilities. The $4.5 million of MTM adjustment is the difference between $21.6 million of expected return on pension plan assets recognized during 2016 and a $26.1 million actual gain on plan assets as of December 31, 2016. Our non-GAAP pension adjustment does not include $0.3 million and $1.0 million of net pension benefit recognized during 2017 and 2016, respectively, related to expected return on plan assets net of interest costs for our non-contributory defined benefit pension plans.
[6]	Represents tax effects of Non-GAAP adjustments. The Non-GAAP adjusting items are primarily attributable to tax jurisdictions in which we currently do not pay taxes and, therefore, no tax impact is applied to those items. For the Non-GAAP adjusting items in jurisdictions where taxes are paid, the tax impacts on those adjustments are computed, individually, using the statutory tax rate in effect in each applicable tax jurisdiction.
[7]	Includes the Non-GAAP adjustments described in footnotes 1, 2, 4 and 5 above for each applicable period.

McDERMOTT INTERNATIONAL, INC.

RECONCILIATION OF FORECAST NON-GAAP FINANCIAL MEASURES TO GAAP FINANCIAL MEASURES

Full Year 2018 Guidance
(In millions)
Cash Flows from Operating Activities	$310 - 335
Capital Expenditures	100 - 115
Free Cash Flow	$195 - 235

GAAP Net Income (Loss) Attributable to McDermott	$120 - 145
Add:
Depreciation and amortization	~100
Interest expense, net	~50
Provision for taxes	~70

EBITDA	$340 - 365